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                                        January 25, 1999




Metromedia Fiber Network, Inc.
1 North Lexington Avenue
White Plains, NY 10601


                         Registration Statement on Form S-4
                         of Metromedia Fiber Network, Inc.
                          ----------------------------------

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Metromedia Fiber Network, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on the date of this letter, as provided by the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $650,000,000 aggregate principal amount of

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Metromedia Fiber Network, Inc.                                                 2


10% Series B Senior Notes due 2008 (the "Exchange Notes"). The Exchange Notes are to be offered in exchange for the outstanding $650,000,000 aggregate principal amount of 10% Series A Senior Notes due 2008 (the "Initial Notes") issued and sold by the Company on November 25, 1998 as part of an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company under the Indenture (the "Indenture"), dated as of November 25, 1998, between the Company and IBJ Whitehall Bank & Tust Company (formerly IBJ Schroder Bank & Trust
Company), as trustee (the "Trustee"). Capitalized terms used in this letter and not otherwise defined have the respective meanings given those terms in the Registration Statement.

          In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

          (i) the Registration Statement;

          (ii) the Indenture included as Exhibit 4.2 to the Registration Statement;

          (iii) the form of the Exchange Notes included as Exhibit 4.4 to the Registration Statement; and

          (iv) The Registration Rights Agreement included as Exhibit 10.18 to the Registration Statement.

          In addition, we have examined: (i) those corporate records of the Company as we have considered appropriate, including copies of its Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as in effect on the date of this letter (collectively, the "Charter Documents"), and certified copies of resolutions of the executive committee of the board of directors of the Company relating to the Exchange Notes; and (ii) those other certificates, agreements and

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Metromedia Fiber Network, Inc.                                                 3


documents as we deemed relevant and necessary as a basis for the opinions expressed below.

          In our examination of the documents referred to above, we have assumed, without independent investigation, (i) the due organization and valid existence of the Company under the General Corporation Law of the State of Delaware, (ii) the enforceability of the documents reviewed by us against each party to them other than the Company, (iii) the necessary power and authority of the Company to execute, deliver and perform its obligations under each of the Documents to which it is a party, (iv) the due authorization, execution and delivery by the Company of each of the Documents to which it is a party,
(v) that the authorization, execution and delivery by the Company of each Document to which it is a party and the consummation by the Company of the transactions contemplated by them do not violate or result in a breach of or default under the Company's Charter Documents, (vi) that the Exchange Notes will be substantially issued as described in the Registration Statement and in the form reviewed by us and that any information omitted from the form will be properly added, (vii) the genuineness of all signatures, (viii) the authenticity of all documents submitted to us as originals, (ix) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, (x) the authenticity of the latter documents; (xi) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we examined are accurate and complete, and (xii) the legal capacity of all individuals who have executed any of the documents which we examined.

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Metromedia Fiber Network, Inc.                                                 4

     We have also assumed, without independent investigation, that (i) the Indenture was duly authorized, executed and delivered by the Trustee, (ii) the Indenture is a valid and binding obligation of the Trustee, (iii) the Exchange Notes will be issued in accordance with the Indenture as described in the Registration Statement and (iv) the Exchange Notes will be duly authenticated by the Trustee in accordance with the Indenture.

          In expressing the opinion set forth below, we have relied upon the factual matters contained in the representations and warranties of the Company made in the documents and upon certificates of public officials and officers of the Company.

          Based on the foregoing, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

          1. The Indenture represents a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be subject to (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          2. When issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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Metromedia Fiber Network, Inc.                                                 5


          Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

          We hereby consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.



                                   Very truly yours,

                              /s/ Paul, Weiss, Rifkind,
                                  Wharton & Garrison

                         PAUL, WEISS, RIFKIND, WHARTON & GARRISON